Exhibit 11

                                             (Unaudited)
                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,
                                     --------------------------
                                        1996             1995
                                     --------          --------
                          (Amounts in thousands, except per share amounts)

Primary:

Average shares outstanding              7,434             6,511
  Net effect of the assumed
  exercise of stock options
  based on the treasury stock
  method using average market
  price                                   309               244
                                       ------            ------
              Total                     7,743             6,755
                                       ======            ======

Net income                             $5,268            $3,217
                                       ======            ======
Income per common share:
 Net income                            $  .68            $  .48
                                       ======            ======

Fully Diluted:

Average shares outstanding              7,434             6,511

  Net effect of the assumed
  exercise of stock options
  based on the treasury stock
  method using average market
  price or period ended market
  price, whichever is higher               380              289
                                        ------            -----
              Total                      7,814            6,800
                                        ======           ======
Net income                              $5,268           $3,217
                                        ======           ======

Income per common share:
 Net income                             $  .67           $  .47
                                        ======           ======

                                              (Unaudited)
                                             Quarter Ended
                                            SEPTEMBER 30,
                                        1996            1995

                          (Amounts in thousands, except per share amounts)

Primary:

Average shares outstanding              7,450             6,630

  Net effect of the assumed
  exercise of stock options
  based on the treasury stock
  method using average market
  price                                   327               275
                                       ------            ------
              Total                     7,777             6,905
                                       ======            ======

Net income                             $1,771            $1,232
                                       ======            ======
Income per common share:
 Net income                            $  .23            $  .18
                                       ======            ======


Fully Diluted:

Average shares outstanding              7,450             6,630

  Net effect of the assumed
  exercise of stock options
  based on the treasury stock
  method using average market
  price or period ended market
  price, whichever is higher               379             289
                                        ------          ------
             Total                       7,829           6,919
                                        ======          ======
Net income                              $1,771          $1,232
                                        ======          ======

Income per common share:
 Net income                             $  .23          $  .18
                                        ======          ======